Exhibit 99.1

ARRIS Announces Preliminary and Unaudited First Quarter 2017 Results

SUWANEE, Ga., May 3, 2017 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the first quarter 2017.

First Quarter 2017 Financial Highlights

•	Revenues were $1.483 billion

•	Adjusted Revenues (a non-GAAP measure) were $1.485 billion

•	GAAP net loss was ($0.21) per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.40 per diluted share

•	End-of-quarter cash resources were $1.217 billion

•	Cash from operating activities was $250.0 million

•	Order backlog was $1.304 billion

•	Book-to-bill ratio was 1.13

•	Repurchased approximately 3.3 million shares for $83 million

“We had a solid finish to Q1 on good order flow and shipments. We expect the key technology trends that underpin our business - fiber deep, DOCSIS® 3.1, advanced wireless home networking, and 4K video - to gain momentum and result in second-half growth. We believe that we remain on track to achieve our full year targets. With respect to the second quarter 2017, we expect revenues will be in the range of $1.64 billion to $1.69 billion, GAAP net income per diluted share in the range of $0.02 to $0.07, and adjusted net income per diluted share in the range of $0.55 to $0.60,” said Bruce McClelland, ARRIS CEO. “We are making great progress with integration planning for our upcoming Ruckus Networks acquisition, and continue to work towards a third quarter close.”

Revenues in the first quarter 2017 of $1.483 billion were down $132 million, or 8%, as compared to first quarter 2016 revenues of $1.615 billion. First quarter revenues were down $276 million, or 16%, as compared to fourth quarter 2016 revenues of $1.759 billion.

Adjusted revenues (a non-GAAP measure) in the first quarter 2017 were $1.485 billion compared to first quarter 2016 adjusted revenues of $1.615 billion and fourth quarter 2016 adjusted revenues of $1.775 billion.

GAAP net loss in the first quarter 2017 was ($0.21) per diluted share. First quarter 2016 GAAP net loss was $(1.06) per diluted share, and fourth quarter 2016 GAAP net income was $0.46 per diluted share.

Adjusted net income (a non-GAAP measure) in the first quarter 2017 was $0.40 per diluted share, as compared to $0.47 per diluted share for the first quarter 2016, and the fourth quarter 2016 adjusted net income of $0.79 per diluted share.

A reconciliation of adjusted revenues and adjusted net income to the most comparable GAAP measures is attached to this release and can also be found on the Company’s website (www.arris.com).

Cash Resources - The Company ended the first quarter 2017 with $1.217 billion of cash resources as compared to $1.107 billion at the end of the fourth quarter 2016. The Company generated $250 million of cash from operating activities during the first quarter 2017, as compared to consuming $223 million during the first quarter of 2016.

The company purchased 3.3 million ordinary shares for $83 million during the first quarter. Since the end of the first quarter, the Company has purchased an additional 1.5 million ordinary shares for $39 million. As of May 3, 2017, the Company has $300 million remaining in available repurchase authorizations.

Order backlog at the end of the first quarter 2017 was $1.304 billion as compared to $1.335 billion and $1.106 billion at the end of the first quarter 2016 and the fourth quarter 2016, respectively. The Company’s book-to-bill ratio in the first quarter 2017 was 1.13 as compared to the first quarter 2016 of 1.24 and the fourth quarter 2016 of 1.04.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, May 3, 2016, to discuss these results in detail. You may participate in this conference call by dialing 888-655-5028 or 503-343-6025 for international calls prior to the start of the call and providing the ARRIS International plc name and conference pass code 5272358. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through May 10, 2017, by dialing 855-859-2056 or 404-537-3406 for international calls and using the pass code 5272358. A replay also will be made available for a period of 12 months following the conference call on ARRIS’s website site at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to revenues and net income for the second quarter 2017 and beyond, the proposed acquisition of the Ruckus Networks business, and the general market outlook and industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the second quarter 2017 as well as the general outlook for 2017 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the proposed acquisition of the Ruckus Networks business may not be completed as a result of failure to obtain regulatory approvals or other reasons;

•	the anticipated benefits from the acquisition may not be realized;

•	we may encounter significant transaction costs and unknown liabilities in connection with the acquisition;

•	volatility in currency fluctuation may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	volatility in component pricing could impact gross margins more than currently anticipated;

•	impacts of the U.K. invoking Article 50 of the Lisbon Treaty to leave the European Union, could have an adverse impact on our results of operations;

•	regulatory changes, including those related to tax and the FCC, could have an adverse impact on our operations and results of operations;

•	the outstanding warrants held by customers will result in fluctuations in our GAAP revenues and GAAP net income per diluted share as a result of the required accounting adjustments;

•	our customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer; and

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2017. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,126,248	$980,123	$1,031,978	$870,992	$659,181
Short-term investments, at fair value	90,673	115,553	67,567	21,882	17,069

Total cash, cash equivalents and short term investments	1,216,921	1,095,676	1,099,545	892,874	676,250
Accounts receivable, net	1,069,771	1,359,430	1,104,596	1,053,760	972,540
Other receivables	57,454	73,193	45,456	55,698	31,868
Inventories, net	556,264	551,541	598,105	647,497	662,287
Prepaid income taxes	21,845	51,476	30,123	29,797	22,349
Prepaids	27,898	21,163	30,992	39,388	37,285
Other current assets	132,338	127,593	140,894	136,177	123,858

Total current assets	3,082,491	3,280,072	3,049,711	2,855,191	2,526,437
Property, plant and equipment, net	354,050	353,377	352,380	367,696	369,255
Goodwill	2,018,012	2,016,169	2,083,567	2,089,840	2,068,274
Intangible assets, net	1,586,187	1,677,178	1,772,243	1,902,864	2,036,791
Investments	65,035	72,932	80,914	77,749	72,115
Noncurrent deferred income tax assets	190,037	298,757	269,011	224,889	221,315
Other assets	58,919	59,877	43,990	21,626	18,849

	$7,354,731	$7,758,362	$7,651,816	$7,539,853	$7,313,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,020,234	$1,048,904	$1,010,152	$1,016,956	$818,494
Accrued compensation, benefits and related taxes	73,220	139,794	123,449	97,273	97,346
Accrued warranty	46,330	49,618	56,795	66,568	58,812
Deferred revenue	145,197	132,128	160,899	147,284	144,603
Current portion of LT debt & financing lease obligations	82,767	82,734	82,762	94,217	94,119
Current income taxes liability	20,278	23,133	1,434	2,892	65,543
Other accrued liabilities	300,861	357,823	317,638	262,603	248,812

Total current liabilities	1,688,887	1,834,134	1,753,129	1,687,793	1,527,729
Long-term debt & financing lease obligations, net of current portion	2,159,300	2,180,009	2,200,642	2,221,383	2,242,071
Accrued pension	54,808	52,652	51,878	55,742	55,287
Noncurrent income taxes payable	120,493	123,344	109,955	84,694	68,974
Noncurrent deferred income tax liabilities	89,261	223,529	337,582	348,378	385,690
Other noncurrent liabilities	112,977	117,957	138,227	138,013	126,330

Total liabilities	4,225,726	4,531,625	4,591,413	4,536,004	4,406,080
Stockholders’ equity:
Ordinary shares	2,802	2,831	2,825	2,834	2,824
Capital in excess of par value	3,322,803	3,314,707	3,259,143	3,227,758	3,204,853
Accumulated other comprehensive income (loss)	10,628	3,291	(21,410)	(28,973)	(20,476)
Retained deficit	(243,207)	(132,013)	(220,296)	(240,424)	(324,667)

Total ARRIS International plc stockholders’ equity	3,093,026	3,188,816	3,020,263	2,961,195	2,862,534
Stockholders’ equity attributable to noncontrolling interest	35,979	37,921	40,141	42,655	44,421

Total stockholders’ equity	3,129,005	3,226,737	3,060,404	3,003,850	2,906,954

	$7,354,732	$7,758,362	$7,651,816	$7,539,853	$7,313,036

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months
	Ended March 31,
	2017	2016
Net sales	$1,483,105	$1,614,706
Cost of sales	1,145,848	1,230,674

Gross margin	337,257	384,032
Operating expenses:
Selling, general, and administrative expenses	104,638	119,963
Research and development expenses	132,962	161,147
Amortization of intangible assets	93,646	98,493
Integration, acquisition, restructuring and other costs	10,095	90,919

	341,341	470,522

Operating loss	(4,084)	(86,490)
Other expense (income):
Interest expense	19,683	19,626
Loss on investments	4,530	1,959
Loss on foreign currency	4,740	12,241
Interest income	(1,922)	(783)
Other (income) expense, net	(85)	(350)

Loss before income taxes	(31,030)	(119,183)
Income tax expense	10,001	86,013

Consolidated net loss	(41,031)	(205,196)
Net loss attributable to noncontrolling interests	(1,933)	(2,623)

Net loss attributable to ARRIS International plc	($39,098)	($202,573)

Net loss per ordinary share (1):
Basic	$(0.21)	$(1.06)

Diluted	$(0.21)	$(1.06)

Weighted average ordinary shares:
Basic	189,796	191,743

Diluted	189,796	191,743

(1)	Calculated based on net loss attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months
	Ended March 31,
	2017	2016
Operating Activities:
Consolidated net loss	$(41,031)	$(205,196)
Depreciation	21,313	23,871
Amortization of intangible assets	95,306	99,766
Amortization of deferred finance fees and debt discount	1,903	1,929
Deferred income tax benefit	(20,783)	(36,913)
Foreign currency remeasurement of certain income tax accounts	3,131	—
Share-based compensation expense	19,415	14,276
Provision for non-cash warrants	2,423	—
(Recovery) provision for doubtful accounts	(179)	845
Loss (gain) on disposal of plant, property and equipment and other	292	(16)
Loss/impairment on investments	4,530	1,959
Excess tax benefits from stock-based compensation plans	—	(2,354)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	292,297	130,461
Other receivables	15,739	9,263
Inventory	(3,152)	166,177
Accounts payable and accrued liabilities	(144,640)	(535,651)
Prepaids and other, net	3,419	109,048

Net cash provided by (used in) operating activities	249,983	(222,535)
Investing Activities:
Purchases of investments	(55,879)	(4,778)
Sales of investments	91,885	2,093
Purchases of property, plant & equipment, net	(21,867)	(9,140)
Acquisitions, net of cash acquired	—	(340,118)
Purchases of intangible assets	—	(1,310)
Other, net	826	2,932

Net cash provided by (used in) investing activities	14,965	(350,321)
Financing Activities:
Proceeds from issuance of debt	—	800,000
Payment of accounts receivable financing facility	—	(12,042)
Payment of financing lease obligation	(204)	(164)
Payment of debt obligations	(22,375)	(252,625)
Payment for deferred financing costs and debt discount	—	(2,304)
Repurchase of shares	(83,110)	(150,003)
Excess income tax benefits from stock-based compensation plans	—	2,354
Repurchase of shares to satisfy employee minimum tax withholdings	(13,754)	(14,045)
Proceeds from (cost of) issuance of shares, net	23	(2,716)

Net cash (used in) provided by financing activities	(119,420)	368,455
Effect of exchange rate changes on cash and cash equivalents	597	—
Net increase (decrease) in cash and cash equivalents	146,125	(204,401)
Cash and cash equivalents at beginning of period	980,123	863,582

Cash and cash equivalents at end of period	$1,126,248	$659,181

ARRIS INTERNATIONAL PLC

PRELIMINARY ADJUSTED SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q1 2017		Q4 2016		Q1 2016
		Per		Per		Per
	Amount	Diluted	Amount	Diluted	Amount	Diluted
		Share		Share		Share
Sales	$1,483,105		$1,759,223		$1,614,706
Highlighted items:
Reduction in revenue related to warrants	2,423		16,265		—

Sales excluding highlighted items	$1,485,528		$1,775,488		$1,614,706

Net income (loss) attributable to ARRIS International plc	$(39,098)	$(0.21)	$88,283	$0.46	$(202,573)	$(1.06)
Highlighted Items:
Impacting gross margin:
Stock compensation expense	3,252	0.02	2,388	0.01	2,239	0.01
Reduction in revenue related to warrants	2,423	0.01	16,265	0.08	—	—
Acquisition accounting impacts of fair valuing inventory	908	—	581	—	30,292	0.16
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	10,095	0.05	7,922	0.04	90,919	0.47
Amortization of intangible assets	93,646	0.49	100,047	0.52	98,493	0.51
Stock compensation expense	16,163	0.08	13,608	0.07	12,037	0.06
Noncontrolling interest share of Non-GAAP adjustments	(804)	—	(807)	—	(776)	—
Impacting other (income)/expense:
Impairment of Investments	2,750	0.02	4,446	0.02	—	—
Credit facility - ticking fees	—	—	—	—	(9)	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	—	—	—	—	1,610	0.01
Remeasurement of certain deferred tax liabilities	2,112	0.01	(16,356)	—	—	—
France R&D tax credit	—	—	(4,992)	(0.03)	—	—
Impacting income tax expense:
Foreign withholding tax	—	—	—	—	54,741	0.28
France R&D tax credit	—	—	4,992	0.03	—	—
Net tax items	(13,333)	(0.07)	(63,505)	(0.33)	3,417	0.02

Total highlighted items	117,212	0.61	64,589	0.34	292,963	1.51

Net income excluding highlighted items	$78,114	$0.40	$152,872	$0.79	$90,390	$0.47

Weighted average ordinary shares - basic		189,796		190,145		191,743

Weighted average ordinary shares - diluted		192,879		192,400		193,591

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & GROSS MARGIN RECONCILIATION

(in thousands)

(unaudited)

	Q1 2017	Q4 2016	Q1 2016
Sales - GAAP	1,483,105	1,759,223	1,614,706
Fair Value of Warrants Adjustment	2,423	16,265	—

Adjusted Sales - Non- GAAP	1,485,528	1,775,488	1,614,706

GAAP Gross Margin	337,257	436,000	384,032
Fair Value of Inventory Adjustment	908	581	30,292
Equity Compensation	3,252	2,388	2,239
Fair Value of Warrants Adjustment	2,423	16,265	—

Adjusted Gross Margin - Non-GAAP	343,840	455,234	416,563

GAAP Gross Margin - %	22.7%	24.8%	23.8%
Adjusted Gross Margin - Non-GAAP - %	23.1%	25.6%	25.8%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & DIRECT CONTRIBUTION RECONCILIATION

(in thousands)

(unaudited)

	Q1 2017
	Network & Cloud	CPE	Corp/ Other	Total
Net Sales	430,436	1,055,056	(2,387)	1,483,105
Non GAAP Adjustments (1)	—	—	2,423	2,423

Adjusted Net Sales	430,436	1,055,056	36	1,485,528

Direct Contribution (2)	131,718	118,415	(150,476)	99,657
Non GAAP Adjustments (3)	—	—	22,746	22,746

Adjusted Direct Contribution	131,718	118,415	(127,730)	122,403

Direct Contribution % of sales	30.6%	11.2%		8.2%

(1)	Impact of warrants adjustment.
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Equity compensation expense, adjustments related to the acquisition accounting impacts and warrants adjustment.

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED EPS GUIDANCE RECONCILIATION (2)

(in millions, except per share data)

	Q2 2017 Guidance	Full Year 2017 Guidance
Estimated GAAP Sales - $M	1,637 - 1,687	6,600 - 6,800
Warrants - $M (1)	3	15 - 30

Estimated Adjusted (Non-GAAP) Sales - $M	1,640 - 1,690	6,615 - 6,830

Estimated GAAP EPS	$0.02 - $0.07	$0.70 - $0.90
Reconciling Items:
Amortization of Intangibles	0.49	1.92
Stock Compensation Expense	0.12	0.43
Integration and Other Costs	0.06	0.14
Warrants (1)	0.02	0.07
Net tax items	(0.16)	(0.86)

Subtotal	0.53	1.70

Estimated Adjusted (Non-GAAP) EPS	$0.55 - $0.60	$2.40 - $2.60

(1)	GAAP sales and EPS will be impacted by the fair value of warrants issued which can vary depending upon the ultimate volumes, product mix and fair value calculation.
(2)	Excludes pending Ruckus Acquisition

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants:    We entered into agreements with two customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’ ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record any change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation:    In connection with the accounting related to our acquisitions, business combinations rules require the acquired inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, and Restructuring Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo and the Pace acquisitions, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring expenses consist of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed with Charter for the ActiveVideo acquisition is accounted for by ARRIS under the consolidation method. As a result, the consolidated statements of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investments:    We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee was paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Remeasurement of Certain Deferred Tax Liabilities:    The Company recorded a foreign currency remeasurement (gain) loss related to a deferred income tax liability, in the United Kingdom, arising from the assignment of intangibles acquired in the Pace acquisition. This deferred income tax liability is denominated in GBP. The foreign currency remeasurement gain derives from the remeasurement of the GBP deferred income tax liability to the USD, since the date of the acquisition. We have excluded the impact of this gain in the calculation of our non-GAAP measures. We believe it is useful to understand the effects of this item on our total other expense (income).

France R&D Tax Credit: France R&D tax credits were recorded as an other asset on the date of our acquisition of Pace, as Pace France, a subsidiary of Pace, had a history of losses and did not expect to utilize their R&D Tax Credits against a future France income tax liability but rather expected to use the credits to offset non-income taxes. Our restructuring in France required a reclassification of the R&D tax credits from other assets to deferred tax assets prior to the utilization of the tax credits. This impact of the reclassification was a charge to other expense with an offsetting tax benefit. We have excluded the effect of the other expense and tax benefit in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this event on our total other expense (income) and income tax.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit):    We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.